IGLUE EXPANDS EXECUTIVE TEAM WITH SEASONED MARKETING AND OPERATIONS HIRES

BUDAPEST, HUNGARY--(Marketwire-12/06/11)-iGlue, Inc. (OTC.BB: HDWR.PK - News), a leading player in the semantic search and curation field which allows users to Wikify the web in real time, today announced that it has expanded its team with new marketing and operations executives.

Renee Blodgett, a long time Internet marketing, social media and communications veteran, has joined iGlue as Co-Founder and Chief Marketing Officer. Renee Blodgett is Founder of Magic Sauce Media, a consultancy designed to identify, strengthen and accelerate a company's unique voice and vision through integrated marketing, social media, branding and communications strategies. Renee is also the founder of We Blog the World, a global blog network dedicated to travel, culture, arts, media and food/wine from every continent.

"We are thrilled to have Blodgett's expertise on board to help iGlue get to the next level," said Viktor Rozsnyay, CEO of Power of the Dream Ventures, Inc. (OTC.BB: PWRV.OB - News), an iGlue investor and CEO of Hungary's premier technology acquisition and development company. "With twenty years of technology industry experience, launching products from around the world, she has a unique ability to help companies find their voice and get it out in a way that will have maximum impact."

iGlue also announced the hire of Gábor Horváth Dori to the newly created position of Chief Operating Officer. Reporting directly to co-founder and President Péter Vaskó, Horváth Dori will be responsible for business development and day-to-day operations. He will also be instrumental in the development of a new business strategy together with the senior management team and board of directors.

Prior to joining iGlue, Horváth Dori was General Manager, Vice President of Viacom Global Hungary, Ltd. and prior to that he served as CEO of Chello Central Europe (a Liberty Global company).

About iGlue, Inc.

iGlue is a contextual online search and curation tool, which combines the next generation semantic web with real-time content management, curation and collaboration. The result is a more relevant and targeted snapshot of the content you want to discover on the web. This new free tool is used to shape and curate the web through individual contributions in a Wikipedia-kind of way. Using natural language processing and patent-pending technology, iGlue's contextual search capabilities return results for text, audio & video, which are more relevant and compelling than the traditional search experience provides today. For more information, visit www.iglue.com and @iglue on Twitter.

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Hardwired Interactive, Inc.

Gabor Horvath Dori
Chief Operating Officer
Phone: +36-1-786-9783